File Number: 811-08573
CIK Number: 1051004
MuniHoldings California Insured Fund, Inc.
For the Period Ending: 6/30/2008

Pursuant to Exemptive Order No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended June 30, 2008.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

07/19/2007	$6,685	Castaic Lake Water Agency	5.00%	07/26/2007